Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated June 4, 2014

Relating to Preliminary Prospectus Dated May 29, 2014

Registration Statement No. 333-193925

RCS Capital Corporation

This issuer free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated May 29, 2014 (the “Preliminary Prospectus”) filed by RCS Capital Corporation (the “Company”) and included in the registration statement on Form S-1 (File No. 333-193925), as amended, relating to these securities. This communication relates to such offering. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1568832/000114420414034063/0001144204-14-034063-index.htm. The following information supplements and updates the information contained in the Preliminary Prospectus with respect to the offering of these securities.

The transcript attached as Annex A is from an interview given by Nicholas S. Schorsch, the Executive Chairman of the Company’s Board of Directors, on February 24, 2014. The video upon which the transcript is based was published online by Financial Planning on June 3, 2014.

The interview was not prepared or reviewed by the Company prior to publication. Financial Planning, the publisher of the interview, routinely publishes on business news. Financial Planning is not affiliated with the Company and no payment was made nor was any consideration given to Financial Planning by or on behalf of the Company or in connection with the publishing of the interview. Statements in the interview that are not attributed directly to Mr. Schorsch represent the author’s or others’ opinions and are not endorsed or adopted by the Company.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if requested by calling toll-free (866) 904-2988.

Annex A

MODERATOR: Will RCS continue to expand?

MR. NICHOLAS SCHORSCH: We believe that the natural expansion of the independent broker-dealer or the multiple faces of retail advice will eventually include RAs, a significant RA platforms, large family offices that we think are aspirational in our business and it’s very important that we have those techniques and talents and that depth in our system.  We also feel very strongly that research is going to be the backbone of the growth of our business.  We need to be known as a firm that has the highest caliber of research and education so that the advisors can better help out their clients in the tough economical times ahead.

MODERATOR: Who are your competitors?

MR. NICHOLAS SCHORSCH: We really don’t view any of the IBD firms as competitors, we really see ourselves working together as an industry.  We don’t see that the, that we see retention of advisors as a critical matter for us, but retention really comes down to making where they work, what they do, what information they get, the systems, the support they get from systems and capital and products are going to drive retention.  As far as hiring advisors away from each other, we don’t think that really is the growth engine for this industry.  We really think that most advisors leave for one firm or another firm because they’re unhappy.  So we believe that our growth is going to come from better products, it’s going to come from the economic cycle that were in, which is getting better and the economy is getting better, and their value of their portfolios will grow and our AUM will grow.   And it’s a very virtuous kind of circle that we’re in and I think that’s going to be the key to our business.